AFH Acquisition IV, Inc. 8-K

Exhibit 10.11

Individual Agreement

This INDIVIDUAL AGREEMENT is made and entered into the 8th day of April, 2011 (“Effective Date”) by and between

CellSeed Inc., having a place of business at R-Bldg, Shinjuku 1F, 33-8, Wakamatsu-cho, Shinjuku-ku, Tokyo 162-0056, Japan (“CELLSEED”)

on the one hand

and

Emmaus Medical, Inc. having a place of business at
20725 S. Western Ave., Suite 136, Torrance, CA 90501-1884
(“EMMAUS”)

on the other hand.

WHEREAS, CELLSEED and EMMAUS have executed that certain JOINT RESEARCH AND DEVELOPMENT AGREEMENT dated April 8, 2011 (the “MASTER AGREEMENT”) for research and development of regenerative medicines;

WHEREAS, CELLSEED has accumulated and is the owner of valuable and confidential KNOW-HOW and CELLSEED PATENTS concerning the Cultured Autologous Oral Mucosal Epithelial Cell-Sheets for generated medicine of cornea; and,

WHEREAS, EMMAUS is also interested in being granted the rights provided hereunder to such Cultured Autologous Oral Mucosal Epithelial Cell-Sheets for generated medicine of cornea.

NOW, THEREFORE, pursuant to the MASTER AGREEMENT, in consideration of the premises and of the mutual promises herein made and the mutual benefits to be derived from this INDIVIDUAL AGREEMENT, the parties agree as follows.

Article 1: DEFINITIONS

Unless otherwise provided below, the capitalized term in this INDIVIDUAL AGREEMENT shall have the same meaning as defined in the MASTER AGREEMENT.

1.1
“CAOMECS” shall mean the Cultured Autologous Oral Mucosal Epithelial Cell-Sheets for generated medicine of cornea developed by CELLSEED or by CELLSEED jointly with EMMAUS (pursuant to this INDIVIDUAL AGREEMENT or the MASTER AGREEMENT) or otherwise under the CELLSEED PATENTS and/or KNOW-HOW owned by CELLSEED.

1.2	“cGMP” shall mean current good manufacturing practice which is issued by the U.S. Drug and Food Administration and which is applicable in the TERRITORY.

1.3	“MAA” shall mean a Marketing Authorization Application in the TERRITORY.

1.4	“MANUFACTURING COSTS” shall mean the costs borne by EMMAUS to manufacture the CAOMECS that is composed of the following cost elements:

Materials, utilities, labor, manufacturing-related overhead, non-manufacturing overhead to the extent specifically relating to the management of the manufacturing plant which CAOMECS is manufactured, insurance, tax, repairs, contracting-out expenses, depreciation of plants, properties and equipment, to the extent that they are actually used in the manufacturing of CAOMECS for the sales in the TERRITORY.

MANUFACTURING COSTS shall include the cost of obtaining biopsy from the patient if the aforementioned procedure is or will be included in the PRICE. MANUFACTURING COSTS shall also include the freight and handling costs associated with the biopsy and sales of CAOMECS.
Moreover, the tenn MANUFACTURING COSTS shall not include costs associated with the following elements:

a)	idle or excess capacity in case EMMAUS has established its own facility to manufacture CAOMECS;

b)
non-manufacturing overhead costs which do not specifically relate to the management of the manufacturing unit in which CAOMECS is manufactured, and overhead costs attributable to general corporate activities including, for example, executive management, investors relations, business development, legal affairs and finance;

c)
yield losses and NON-CONFORMING PRODUCT, to the extent such yield losses and NON-CONFORMING PRODUCT are resulting from failure or negligence of EMMAUS or its assigned manufacturer (for example due to identifiable errors of manufacturing);

d)	expired products; and,

e)	royalties payable to third parties in relation with the manufacturing, formulation, filling, use or sale of a CAOMECS.

1.5	“MARKETING APPROVAL” shall mean the marketing authorization of the CAOMECS granted by the U.S. Food and Drug Administration.

1.6
“NET SALES” shall mean the amount resulting from the total number of units of CAOMECS sold by EMMAUS in the TERRITORY to third parties multiplied by the PRICE less (i) deductions of returns (including withdrawals and recalls) allowed or credited, (ii) discounts (including volume–quantity discounts) and rebates (price reductions including chargebacks) granted at the time of invoicing and (iii) sales, excise (including Value Added Tax) and other taxes and governmental duties and charges (actual or retroactive) levied on the invoiced amount. The amount of such NET SALES shall be converted into USD at the average monthly rate of exchange at the time.

1.7	“NON CONFORMING PRODUCT’ shall mean CAOMECS that:

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a)	does not meet the SPECIFICATIONS;

b)	was not manufactured or tested in accordance with the manufacturing procedures registered with the respective authorities; or,

c)	was not manufactured in accordance with cGMPs.

1.8	“PRICE” shall mean the net hospital price (to be paid by hospitals) per unit of CAOMECS in the TERRITORY.

1.9	“PRODUCT MARK” means any trademark, service mark, trade name, domain name and logo used on or in connection with the identification or marketing of CAOMECS.

1.10	“PROFIT” shall mean the net profit earned by EMMAUS computed by deducting MANUFACTURING COSTS from NET SALES of CAOMECS in the TERRITORY.

1.11	“PROJECT’ shall mean the commercialization of CAOMECS in the TERRITORY, under this INDIVIDUAL AGREEMENT.

1.12	“TERRITORY” shall mean the United States of America.

1.13
“TREATMENT IND” means treatment Investigational New Drug Application authorized by competent authority (a) when used for a patient suffering from a chronic, severe or life-threatening disease for which no satisfactory authorized alternative therapy exists or (b) when otherwise approved for use by a competent regulatory authority for use for an individual under a doctor’s care but prior to the receipt of marketing approval of the product for any use.

1.14	“USD” shall mean United States Dollars.

1.15	The use herein of the plural shall include the singular, and the use of the masculine shall include the feminine and vice versa.

Article 2: SCOPE OF RIGHTS

This INDIVIDUAL AGREEMENT must be signed on the same date the JOINT RESEARCH AND DEVELOPMENT AGREEMENT is signed.

2.1
Subject to all relevant terms and conditions of this INDIVIDUAL AGREEMENT, during the term of this INDIVIDUAL AGREEMENT, CELLSEED hereby grants EMMAUS an exclusive license and right to manufacture, sell, market and distribute CAOMECS under the CELLSEED PATENTS, RIGHTS, KNOW-HOW and other intellectual property held by CELLSEED in the TERRITORY.

During the term of this INDIVIDUAL AGREEMENT, CELLSEED and its AFFILIATES covenant and agree not to license the CELLSEED PATENTS to a third party in the TERRITORY, sell or distribute CAOMECS or authorize a third party to do

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the same in the TERRITORY, or otherwise compete with EMMAUS with respect to CAOMECS in the TERRITORY.

2.2
In addition to the Article 2.1, only for the purpose to perform. the obligations under this INDIVIDUAL AGREEMENT, during the term of this INDIVIDUAL AGREEMENT, CELLSEED shall disclose and grant to EMMAUS the right to use the CELLSEED’s accumulated information package (“PACKAGE”), which is deemed necessary for the foundation of joint development of CAOMECS between the parties. Except to US Food and Drug Administration or competent government agency, EMMAUS shall not disclose and/or provide the entire and/or certain part of PACKAGE to any third party.

2.3
Except with respect to Japan and the areas where CELLSEED establishes any contractual relationship with any third party to manufacture, sell, market, and/or distribute CAOMECS, both parties shall discuss in good faith separately and determine the commercialization of CAOMECS outside the TERRITORY.

Article 3: CONSIDERATION

3.1
In consideration for the disclosure of the PACKAGE to EMMAUS as set forth in Article 2.2, EMMAUS shall pay to CELLSEED an amount of USD 1,500,000 in total. The payment shall be made by EMMAUS within thirty (30) days of the delivery of the PACKAGE.

3.2
EMMAUS may use, without any charge, CELLSEED PATENTS and other intellectual property held by CELLSEED for the development of CAOMECS as set forth in this INDIVIDUAL AGREEMENT. For the avoidance of doubt, EMMAUS shall not use CELLSEED PATENTS and other intellectual property held by CELLSEED for any purpose other than to perform its obligations under this or any other applicable INDIVIDUAL AGREEMENT.

3.3	The payment set out in Article 3.1 shall not be refundable in any cases.

Article 4: ROYALTY

4.1
In consideration for the rights granted to EMMAUS as set forth in Article 2.1, and for the right to use the PACKAGE as provided in Article 2.2, EMMAUS shall pay to CELLSEED royalty to be separately agreed by both parties. Both parties agree to discuss and determine the PROFIT sharing rate, which is equal to the percentage of PROFIT to be allocated to each of CELLSEED and EMMAUS taking into consideration the cost borne by each party through the phases provided in the Article 5 and of CELLSEED for research and development of CAOMECS outside the TERRITORY.

4.2
EMMAUS shall send a bi-annual sales report within thirty (30) days from the end of January and the end of June each year which shall set forth the budgeted NET SALES, the actual NET SALES, budgeted MANUFACTURING COST, the actual MANUFACTURING COST, budgeted PROFIT and the actual PROFIT and the amount of royalty thereon for the period for which royalty payment are made and deduction taken

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in computing the PROFIT. The report shall be submitted even if no royalty payment is due.

4.3	The NET SALES used for determining applicable royalty formula shall be computed by the cumulative sales of CAOMECS from January 1st until December 31st of each calendar year.

4.4	Any discrepancy in the amount of royalty payable shall be settled in the next royalty settlement.

4.5	EMMAUS shall make royalty payment within sixty (60) days from receipt of invoice issued by CELLSEED.

4.6
The PRICE shall be established through discussion by both parties no later than sixty (60) days prior to the date of the inception of commercial sales of the CAOMECS in the TERRITORY and end of September in each year following the first year.

4.7
All royalty payments shall be payable in Japanese YEN to CELLSEED or its designee and shall be made by wire transfer of immediately available funds to financial institution designated by CELLSEED. Any bank charges imposed on the royalty payments shall be borne by EMMAUS, though EMMAUS shall not be held liable for any bank charges levied by the CELLSEED’s bank as the result of such payments.

4.8	Both parties agree to discuss in good faith and determine the terms and conditions to be submitted in TREATMENT IND of the CAOMECS.

Article 5: TECHNOLOGY TRANSFER

5.1
CELLSEED shall transfer its cell sheet engineering technology and provide scientific and engineering support, training and KNOW-HOW as agreed between the parties to EMMAUS so that EMMAUS may perform its obligation under this INDIVIDUAL AGREEMENT.

5.2	Commercialization

5.2.1	Marketing Approval
(a) EMMAUS shall obtain MARKETING APPROVAL for CAOMECS in the TERRITORY according to the schedule set out in the section (c) below, and shall maintain quality assurance and pharmacovigilance systems required by the competent authorities and/or under the applicable laws and regulations.
(b) In addition to the PACKAGE, CELLSEED shall provide to EMMAUS all necessary information which has been generated by or for CELLSEED to enable EMMAUS to make MAA filing for CAOMECS in the TERRITORY, if necessary. CELLSEED will provide support to EMMAUS in answering questions from authorities during the regulatory procedure and for post approval regulatory maintenance activities in the TERRITORY.

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(c) EMMAUS shall use commercially reasonable efforts to perform its obligation hereunder according to the time schedule for the MARKETING APPROVAL for CAOMECS as set forth in Appendix 2 attached hereto (“PROJECT SCHEDULE”).

5.2.2	Development
The initial JDC shall be held in order to deliver the PACKAGE and shall commence the joint development between the parties.

EMMAUS shall diligently develop CAOMECS for sales in the TERRITORY with its own account. Any costs and expenses related directly or indirectly with the development of CAOMECS incurred in the TERRITORY shall be solely borne by EMMAUS.

5.2.3	Clinical Trial
EMMAUS shall conduct the clinical trial for the CAOMECS and shall also be responsible for the entire process, including, but not limited to, management of clinical research organization.

5.2.4	(a) CELLSEED will provide, free of charge to EMMAUS, UpCell-Inserts necessary for the technology transfer and development phase.
(b) In the process of preparation and start-up of the manufacturing site, the cost and expense accrued, except for the facilities and/or equipments, including but not limited to, provision of training and/or related standard operation procedures, shall be equally borne by each party.
(c) All of the cost and expense accrued in the process set out in the Articles 5.1 and 5.2 shall be borne by EMMAUS unless otherwise provided.

5.2.5
EMMAUS shall notify CELLSEED of the MARKETING APPROVAL for the CAOMECS in the TERRITORY. Such notice shall be given promptly, but in any event not later than ten (10) days after such grant or approval.

5.3
Both parties agree to separately execute the statement of works to determine the details, including, but not limited to, the work, and/or timeline, of the each phase provided in this Article 5 and manufacturing provided in Article 7.

5.4
All CELLSEED PATENTS relating to the manufacture, use and/or sale of CAOMECS in the TERRITORY shall be included on Appendix 1 to this INDIVIDUAL AGREEMENT. CELLSEED warrants that the list in this INDIVIDUAL AGREEMENT is a complete list of all such patents and patents applications for CAOMECS as of the Effective Date. From time to time during the term of this INDIVIDUAL AGREEMENT, CELLSEED will provide to EMMAUS, upon request, an updated version of such list.

Article 6:  MARKETING AND MARKETING PLANS

6.1.1
In the TERRITORY, EMMAUS retains the right to create and maintain own brand names/trademarks for CAOMECS. EMMAUS will on all promotional material and packaging acknowledge that the CAOMECS is distributed under a license from CELLSEED.

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In the TERRITORY, EMMAUS may use the CELLSEED trademark, and any PRODUCT MARK owned by CELLSEED, in the marketing of the CAOMECS under this INDIVIDUAL AGREEMENT with CELLSEED’s prior permission; such permission shall not be unreasonably withheld.

6.1.2
In the TERRITORY, EMMAUS, after consultation with CELLSEED, shall develop the marketing strategies, tactics and sales forecasts for the CAOMECS which shall be reviewed by the JMC no less than twice (2) per year.

6.1.3
EMMAUS and CELLSEED shall jointly develop the training program for EMMAUS’s sales force in the TERRITORY under the guidance of JMC. EMMAUS shall utilize such training program to assure a consistent, focused promotional strategy and message.

6.2
EMMAUS in the TERRITORY may disseminate only those promotional and advertising materials for the CAOMECS that have been approved by CELLSEED for use in the TERRITORY, such approval shall not be unreasonably withheld. EMMAUS shall not make, and shall cause its employees, representatives and agents not to make, any claims or representations in respect of the CAOMECS in the TERRITORY that have not been approved by CELLSEED.

6.3	CELLSEED shall assist EMMAUS in the training of sales representatives, and, to the extent reasonable, such other matters as EMMAUS may request to enable EMMAUS to perform its promotion activities.

6.4	EMMAUS shall communicate with government authorities regarding CAOMECS, including, but not limited to, responding to inquiries about the CAOMECS and reporting adverse events occurred in the TERRITORY.

6.5
EMMAUS shall have the right to conduct additional clinical study for the CAOMECS in the TERRITORY as a part of the marketing plan for the purpose of promoting the sales of the CAOMECS in the TERRITORY. CELLSEED shall use its best commercial effort to assist such studies; provided, however, the cost for such study(s) shall be solely borne by EMMAUS.

6.6
Both parties are aware of the importance of timely and proper reporting of adverse events to health authorities as well as to the other party after commercial launch of the CAOMECS in the TERRITORY. In this regard both parties shall discuss and agree on the details of an adverse events reporting procedure soon after MAA has been filed in the TERRITORY, which must be in accordance with applicable law in the TERRITORY. The parties agree that all reports to each other shall be in English language.

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Article 7: SUPPLY OF CAOMECS

7.1	EMMAUS shall be responsible to obtain biopsy of the patient’s own oral mucosal epithelial cells from the hospital in the TERRITORY for the purpose of manufacturing CAOMECS.

7.2
EMMAUS shall warrant that all CAOMECS shall be manufactured in accordance with cGMP and that it shall meet all the applicable SPECIFICATIONS. EMMAUS shall be responsible for the CAOMECS being shipped without any impairment of the applicable SPECIFICATIONS. Any shipment of CAOMECS shall include a certificate of analysis which shows full conformance of each CAOMECS with the applicable SPECIFICATIONS.

7.3	EMMAUS shall be responsible for handling all returns relating to the CAOMECS and all CAOMECS recalls within the TERRITORY.

Article 8: OWNERSHIP

Notwithstanding anything contrary to provisions of the MASTER AGREEMENT, each party shall retain all right, title and interest (collectively, “RIGHTS”) in any patent, patent application, trade secret, know-how and other intellectual property that was owned by such party prior to the date of this INDIVIDUAL AGREEMENT, or developed independently of this INDIVIDUAL AGREEMENT, and except for the licenses and rights granted herein and in a given INDIVIDUAL AGREEMENT with respect to the RIGHTS, no license grant or assignment, express or implied, by estoppel or otherwise with respect to the RIGHTS of a party, is intended by, or shall be inferred from, this INDIVIDUAL AGREEMENT.

Article 9: DATA RETENTION

EMMAUS shall be responsible for retention of all of DATA generated through the entire process provided in this INDIVIDUAL AGREEMENT as required by the applicable laws and regulation and/or separately instructed by CELLSEED. The archiving period shall expire on the later date whether provided by the applicable laws and regulation, or instructed by CELLSEED.

Article 10: MAINTENANCE OF RECORDS

10.1
EMMAUS shall maintain books and records of invoices relating to sales of the CAOMECS in the TERRITORY for three (3) years after issuance of the respective EMMAUS invoice to third parties, which are sufficient to enable CELLSEED to verify the NET SALES defined in Article 4.3 and PRICE defined in Article 4.6 of this INDIVIDUAL AGREEMENT.

10.2
CELLSEED may have an independent accountant reasonably acceptable for EMMAUS review and/or audit the relevant books and records relating to the CAOMECS of EMMAUS upon reasonable notice and not more than once each calendar year.

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Article 11: TERM

11.1
This INDIVIDUAL AGREEMENT shall come into effect on the Effective Date written above and shall be valid until, unless earlier terminated by a party subject to the provisions of Article 15 of the MASTER AGREEMENT, until the CELLSEED PATENTS used for the CAOMECS expires in the TERRITORY.

11.2
Upon mutual agreement, the parties may extend the term of this INDIVIDUAL AGREEMENT. If the term is not extended, CELLSEED shall have the unlimited right to sell the CAOMECS under its own trademark within the TERRITORY.

11.3
Notwithstanding anything contrary in this INDIVIDUAL AGREEMENT, in case that EMMAUS fails to use commercially reasonable efforts to meet the PROJECT SCHEDULE, both parties shall discuss in good faith. In case that both parties cannot reach an agreement in a reasonable period through the said discussion, CELLSEED or EMMAUS may terminate this INDIVIDUAL AGREEMENT.

11.4
Article 8: OWNERSHIP, and Article 9: DATA RETENTION shall survive the termination or expiration of this INDIVIDUAL AGREEMENT. Article 10: MAINTENANCE OF RECORDS shall also survive in the term provided in respective articles.

Article 12: APPLICATION OF MASTER AGREEMENT

Unless otherwise provided in this INDIVIDUAL AGREEMENT, all the terms and conditions of MASTER AGREEMENT shall apply to this INDIVIDUAL AGREEMENT. If any provision of this INDIVIDUAL AGREEMENT conflicts with that of the MASTER AGREEMENT, the provision of this INDIVIDUAL AGREEMENT shall prevail.

Article 13: GOVERNING LAW AND ARBITRATION

13.1	This INDIVIDUAL AGREEMENT shall be governed by and construed in accordance with the laws of the state of New York, exclusive of the choice of law rules thereof.

13.2
Other than matters within the responsibility of the JDC and JMC, for which the procedure of amicable settlement is described in the relevant articles of the MASTER AGREEMENT, each party hereto agrees to settle any dispute and differences arising out of or in connection with this INDIVIDUAL AGREEMENT, or the breach thereof, through good faith negotiation in an amicable manner. In the event a consensus cannot be obtained with regard to such dispute or breach, the Head of Pharma Division of CELLSEED and the Head of Pharma Division of EMMAUS shall discuss the matter and attempt to solve it. In case a mutually acceptable solution to such dispute or breach cannot be found, such dispute or breach shall be finally settled by arbitration pursuant to the Rules Conciliation and Arbitration of the International Chamber of Commerce as hereinafter provided by three (3) arbitrators appointed in the Rules and the decision of the arbitrators shall be final. Such arbitration shall take place in Wilmington, Delaware.

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Article 14: FORCE MAJEURE

Neither party shall be responsible nor liable to the other party for failure or delay in the performance of this INDIVIDUAL AGREEMENT (other than the obligation to make payments) due to any war, fire, accident, or other casualty, or any labor disturbance or act of God or the Public enemy, or any other contingency beyond such party’s reasonable control.

Article 15: ENTIRE AGREEMENT; SEVERABILITY

15.1
This INDIVIDUAL AGREEMENT and the MASTER AGREEMENT sets forth the entire agreement of the parties with respect to subject matter contained herein and supersedes and replaces any and all previous agreement between the parties on the subject matter. This INDIVIDUAL AGREEMENT may not be modified or amended except as expressly stated herein or by a written agreement duly executed by both parties hereto.

15.2
CELLSEED and EMMAUS hereby expressly state that it is the intention of neither party to violate any rule, law or regulation. If any of the provisions of this INDIVIDUAL AGREEMENT are held to be void or unenforceable with regard to any country of the TERRITORY, then such void or unenforceable provisions shall be replaced with valid and enforceable provisions which will achieve as far as possible the economic business intentions of the parties.

Article 16: NOTICES

Any notice or communication required or permitted to be given or made under this INDIVIDUAL AGREEMENT by one of the parties hereto to the other shall be in writing and shall be deemed to have been sufficiently given or made for all purposes if mailed by registered mail, postage prepaid, addressed to such other party at its respective address as follows:

CELLSEED Inc.
R-Bldg, Shinjuku 1F, 33-8,
Wakamatsu-cho, Shinjuku-ku,
Tokyo 162-0056
Japan

Attn: Dr. Yukio Hasegawa, President & CEO

Emmaus Medical, Inc.
20725 S. Western Ave., Suite 136
Torrance, CA 90501-1884, U.S.A.

Attn: Dr. Yutaka Niihara, President & CEO

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Article 17: HEADINGS

The headings in this INDIVIDUAL AGREEMENT are for convenience only and shall not be considered in construing this INDIVIDUAL AGREEMENT.

Article 18: BINDING AGREEMENT

This INDIVIDUAL AGREEMENT shall be binding on and inure to the benefit of the parties and their successors and permitted assignees.

Article 19: NO THIRD PARTY BENEFIT

None of the provisions of this INDIVIDUAL AGREEMENT shall be for the benefit of or enforceable by any third party.

IN WITNESS WHEREOF, the parties hereto have caused this INDIVIDUAL AGREEMENT, through their duly appointed and authorized representatives, to be executed in duplicate as of the date executed by both parties.

Emmaus Medical, Inc. Signed /s/ Yutaka Niihara Name Yutaka Niihara Title President and CEO Date April 8, 2011	CellSeed Inc. Signed /s/ Yukio Hasegawa Name Yukio Hasegawa Title President and CEO Date April 8, 2011

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Appendix 1

Publication number: US 2006/0240552
Publication date: 2006/10/26
Application number: 10/544,542
Legal status: under examination
Title: ANTERIOR OCULAR-ASSOCIATED CELL SHEET, THREE-DIMENSIONAL CONSTRUCT AND PROCESS FOR PRODUCING THE SAME
Inventor: Masayuki Yamato, Teruo Okano
Applicant: CellSeed Inc.

Publication number: US 2004/0028657
Publication date: 2004/2/12
Application number: 10/333,468
Legal status: under examination
Title: CULTURED EPIDERMAL CELL SHEET, LAMINATED CULTURED SKIN SHEET AND PROCESS FOR PRODUCING THE SAME
Inventor: Teruo Okano, Masayuki Yamato, Mika Utsumi, Ai Kushida, Chie Konno, Akihiko Kikuchi
Applicant: CellSeed Inc.

Publication number: US 2006/0234377
Publication date: 2006/10/19
Application number: 10/544,541
Legal status: under examination
Title: CELL SHEETS FOR ECTOCORNEA FORMATION, METHOD OF PRODUCING THE SAME AND METHOD OF USING THE SAME
Inventor: Teruo Okano, Kohji Nishida, Masayuki Yamato
Applicant: CellSeed Inc. / Kohji Nishida

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Appendix 2

Cultured Autologous Oral Mucosal Epithelial Cell-Sheets for generated medicine of cornea

●	IND Open	the year of 2012
●	Clinical Trial Completion	the year of 2013
●	NDA	the year of 2014
●	Marketing Authorization	the year of 2015